Exhibit 99.1

Meta Financial Group, Inc.® Declares Cash Dividend

SIOUX FALLS, S.D., November 18, 2021 - Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) announced that the Company will pay a cash dividend of $0.05 per share for the first fiscal quarter of 2022. This dividend will be payable on January 3, 2022 to shareholders of record as of December 9, 2021.

At September 30, 2021, the Company had total assets of $6.69 billion and shareholders’ equity of $871.9 million.

This press release and other important information about the Company are available at metafinancialgroup.com.

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.®("Meta") (Nasdaq: CASH) is a South Dakota-based financial holding company. At Meta, our mission is financial inclusion for all®. Through our subsidiary, MetaBank®, N.A., we strive to remove barriers to financial access and promote economic mobility by working with third parties to provide responsible, secure, high quality financial products that contribute to the social and economic benefit of communities at the core of the real economy. Meta works to increase financial availability, choice, and opportunity for all. Additional information can be found by visiting www.metafinancialgroup.com.

Investor Relations Contact
Brittany Kelley Elsasser
605-362-2423
bkelley@metabank.com

Media Relations Contact
mediarelations@metabank.com